As filed with the Securities and Exchange Commission on May 7, 1998

                                               Registration No. 33-_______

       -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    Form S-8

                             Registration Statement
                                      under
                           the Securities Act of 1933
                               -------------------

                                AMP INCORPORATED
             (Exact name of registrant as specified in its charter)

                   Pennsylvania                        23-0332575
           (state or other jurisdiction of          (I.R.S. Employer
            incorporation or organization)          Identification No.)

                               470 Friendship Road
                         Harrisburg, Pennsylvania 17111
          (Address of principal executive offices, including zip code)

                  AMP INCORPORATED EMPLOYEE SHARE PURCHASE PLAN
                            (Full title of the plan)

                                David F. Henschel
                                AMP Incorporated
                               470 Friendship Road
                         Harrisburg, Pennsylvania 17111
                     (Name and address of agent for service)

                                 (717) 592-4205
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
  Title of   |  Amount to be | Proposed Maximum | Proposed Maximum| Amount of
 Securities  |  Registered   |  Offering Price  |   Aggregate     |Registration
   to be     |               |   Per Share *1   | Offering Price  |    Fee
 Registered  |               |                  |              *1 |
-------------|---------------|------------------|-----------------|------------
Common Stock,|   3,000,000   |     $39.9375     |   $119,812,500  |  $35,345
without par  |    shares     |                  |                 |
value        |               |                  |                 |
-------------|---------------|------------------|-----------------|------------

*1 Estimated on the basis of the average of the high and low prices of the Common Stock of AMP Incorporated as reported on the New York Stock Exchange Composite Tape on May 5, 1998, in accordance with Rule 457(c) and (h) and solely for purposes of calculating the registration fee.

     In addition, this Registration Statement also covers an indeterminate amount of additional securities that may be issued under the above-referenced Plan pursuant to the anti-dilution provisions of such Plan and, pursuant to Rule 416(c) under the Securities Act, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to employees of the registrant or its subsidiaries participating in Japan under the employee benefit plan described herein.

                                                     Includes an Exhibit Index

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

     In accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the documents containing the information required by Items 1 and 2 of Part I are not filed as a part of this Registration Statement and will be delivered to each employee of the registrant and its subsidiaries who is eligible to participate in the AMP Incorporated Employee Share Purchase Plan (the "Plan").

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     With respect to the registrant, AMP Incorporated (the "Company"), the following documents heretofore filed or hereafter to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 1-4235), are incorporated in this Registration Statement by reference as of their respective dates:

1. Annual Report on Form 10-K filed on March 30, 1998 for the year ended December 31, 1997;

2. As to the Company's Common Stock, which is registered under Section 12 of the Exchange Act, the description of such class of securities as set forth in the Company's Registration Statement on Form 8-B (File No. 1-4235) filed on April 10, 1989, and any amendment or report filed for the purpose of updating such description;

3. The description of the rights under the Rights Agreement between the Company and Chemical Bank, dated as of October 25, 1989 (the "Rights Agreement"), set forth in the Company's Registration Statement on Form 8-A (File No. 1-4235) filed on November 7, 1989, and any amendment or report filed for the purpose of updating any such description; and

4. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, said reports and other documents to be deemed incorporated by reference and made a part hereof from the respective date of their filing.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as modified or superceded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     An opinion on the legality of the shares of Common Stock being offered hereby will be given for the Company by David F. Henschel, Corporate Secretary and Associate General Legal Counsel and an officer of the Company. Mr. Henschel beneficially owns shares of Common Stock, both directly and as a participant in various employee benefit plans, and holds options to purchase additional shares of Common Stock. He also currently is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

     The Company, as a Pennsylvania corporation, is subject to the provisions of the Business Corporation Law of 1988 (the "BCL"), which is Pennsylvania's corporation statute. Subchapter D of Chapter 17 of the BCL provides for the authority of Pennsylvania corporations to indemnify directors, officers, employees or agents of the corporation, or of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise (including without limitation, any employee benefit plan) who are serving as such at the request of the corporation (individually, a "Representative") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in the case of third party actions, but only against expenses (including attorneys' fees) in the case of derivative actions. Unless ordered by a court, such indemnification is to be made only as authorized in the specific case upon a determination by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding, by the shareholders or, if such quorum of the board is not obtainable or a majority vote of disinterested directors so directs, by independent legal counsel, that indemnification of the Representative is proper in the circumstances. Indemnification would be proper if the Representative acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided that under no circumstances would indemnification be proper in the case of willful misconduct or recklessness.

     In the case of a derivative action, indemnification shall not be made in respect of any claim, issue or matter as to which a Representative has been adjudged liable to the corporation unless, and only to the extent that, a court of competent jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     To the extent a Representative has been successful on the merits or otherwise in the defense of a third party action or a derivative action, indemnification is mandatory with respect to expenses (including attorneys' fees) incurred in such defense. The corporation may advance defense expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of the Representative to repay such advances if it is ultimately determined that he or she is not entitled to be indemnified, and a corporation may purchase insurance on behalf of any Representative against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, regardless of whether or not the corporation could indemnify him or her against such liability. The indemnification and advancement of expenses provided under the BCL is expressly not exclusive of any other rights to which a person may be entitled under any bylaw, agreement, shareholder vote or otherwise.

     Under the BCL, limitation of director monetary liability for breach of fiduciary duty is permitted provided that such provision is included in a bylaw approved by the shareholders. The shareholders of the Company, at its Annual Meeting of Shareholders held on April 13, 1989, approved such a provision in the Company's Bylaws. This provision provides that no director shall be personally liable for monetary damages as a result of any act or omission, unless he or she has not complied with the standard of care statutorily mandated for directors and his or her acts or omissions constitute self-dealing, willful misconduct or recklessness. The standard of care is set forth in Section 2.13 of the Bylaws, entitled "Standard of Care and Justifiable Reliance", and basically requires the director to perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. The Bylaw provision does not apply to liabilities of a director pursuant to any criminal statute or for payment of taxes pursuant to local, state or Federal law.

     On October 23, 1991 the Board of Directors of the Company approved an amendment to Article IV of the Company's Bylaws to provide for indemnification to the extent permitted under the BCL. Article IV provides that the Company shall indemnify any director or officer of the Company, and may indemnify any other employee or agent of the Company, who is, was or becomes a party, or is threatened to be made a party, to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and any appeal therein in which any such person is involved (a "Proceeding") by reason of being a Representative, or being a director, officer, employee or agent of either a constituent corporation absorbed in a consolidation or merger or another business entity at the request of such constituent corporation, against all expenses (including attorneys' fees and disbursements), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceedings, except that in the case of derivative actions,
i) indemnification is limited to reasonably incurred expenses; and ii) a person adjudged to be liable to the Company may not be indemnified unless and only to the extent a court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper. Indemnification under Article IV applies to third party actions and derivative actions commenced or continuing after the adoption of the Article, whether arising from acts or omissions occurring before or after such adoption. Article IV provides that the rights of directors and officers thereunder with respect to third party actions are contractual rights.

     Article IV provides that indemnification of an indemnified party under
Article IV shall be made by the Company only when requested in writing with supporting documentation and, in accordance with the provisions of the BCL, a determination is made in each specific case that indemnification of the Representative is proper under the circumstances. Such determination is to be made within 60 days after receipt of the request and shall be made by a majority vote of disinterested directors (if they constitute a quorum) or, under certain circumstances, either by a written opinion of independent legal counsel or by the shareholders. If independent legal counsel is to make the determination, then the disinterested directors or, if the disinterested directors do not constitute a quorum, a majority of the Board of Directors shall select counsel to which the indemnified party does not reasonably object, except that in the event a change of control as defined in Article IV shall have occurred, the indemnified party shall select counsel to which the disinterested directors or, if the disinterested directors do not constitute a quorum, to which a majority of the Board of Directors do not reasonably object. Once a determination is made that the indemnified party is entitled to indemnification, payment shall be made within 5 days thereafter, and such determination shall be binding on the Company unless either the indemnified party made a misrepresentation or failed to disclose a material fact in requesting indemnification and supporting that request, or such indemnification is prohibited by law.

     As permitted by the BCL, Article IV also requires that the Company advance reasonable expenses to an indemnified party within 20 days after receipt of a written request for such advance. Such request must reasonably identify, describe and document the legal expenses actually and reasonably incurred by the indemnified party and, if required by law, be accompanied by an undertaking of the indemnified party to repay the advance if ultimately it should be determined that the indemnified party is not entitled to be indemnified against such expenses. The advance may be made upon such terms and conditions, if any, as the Board of Directors or its duly authorized committee deems appropriate. The financial ability of the indemnified party to make repayment shall not be a prerequisite to the making of an advance.

     Article IV provides that an indemnified party shall not be entitled to indemnification or the advancement of expenses if and to the extent 1) the indemnified party did not act in good faith and in a manner the indemnified party reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful, or 2) the Company enters into a contract with the indemnified party that establishes reasonable limitations or conditions on the indemnification of and advancement of expenses to the indemnified party and such conditions preclude indemnification or advancement of expenses under the circumstances at hand, or 3) payment to the indemnified party would result in double payment, or 4) a court of competent jurisdiction determines that such indemnification or advancement of expenses is unlawful. A termination of a third party Proceeding, or any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the indemnified party to indemnification or create a presumption that the indemnified party did not meet the condition stated in 1) above.

     In accordance with the BCL, to the extent that an indemnified party is successful on the merits or otherwise in defense of any third party or derivative Proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in such defense. Moreover, Article IV provides that an indemnified party shall be indemnified against any expenses actually and reasonably incurred in a successful effort to enforce his or her rights of mandatory indemnification under applicable law or his or her rights under
Article IV if the indemnified party prevails in any such enforcement proceeding, or on a prorated basis if it is determined that the indemnified party is entitled to receive only part of the indemnification or advancement sought.

     Article IV provides that indemnification granted thereunder is not exclusive of any other rights to which a person may otherwise be entitled. In addition, Article IV provides, as permitted by the BCL, that the Company may purchase and maintain insurance on behalf of the Company, its subsidiaries and affiliates, and any Representative, against any liability asserted against such Representative or incurred by such Representative in any such capacity, or arising out of said Representative's status as such, whether or not the Company would have the power to indemnify such person against that liability under the provisions of applicable law. The Company may also enter into contracts with any Representative to provide contractual rights in furtherance of the provisions of
Article IV. Article IV further provides that the Company may give other indemnification to the extent not prohibited by applicable law.

     As provided for in Article IV, the Company has entered into indemnification agreements with each of its directors and officers and with certain of its employees. These agreements contain provisions that afford rights with respect to indemnification and advancement of expenses that are consistent with the authority given in Article IV. The Company has also purchased and is maintaining directors' and officers' liability insurance covering liabilities to directors or officers of the Company arising by reason of wrongful acts committed or allegedly committed by them, whether or not they are indemnified by the Company. The cost to the Company to maintain such insurance for the benefit of its directors and officers is approximately $500,000 per year. The coverage does not extend to: i) violations of Section 16(b) of the Exchange Act; ii) deliberately fraudulent acts or omissions or willful violations of any statute; iii) claims arising from pollution or contamination events unless involved in a shareholder lawsuit or derivative action under circumstances where the Company does not have the financial ability to provide indemnification or is otherwise not permitted or required to do so; iv) claims brought by one director or officer against another or against the Company, other than for claims for wrongful termination of employment; v) claims regarding insured persons having gained, in fact, any personal profit, remuneration or advantage to which such person was not legally entitled; vi) fines and penalties imposed by law or the multiple portion of any multiplied damage award; and vii) claims arising from bodily injury, mental or emotional distress, sickness, disease, death or property damage or by reason of the Employee Retirement Income Security Act, which types of claims are intended to be covered under other insurance policies.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number                    Description

4.A Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.(i).B of the Report on Form 8-K filed on January 31,
     1995)

4.B Bylaws of the Company as amended and restated January 28, 1998 (incorporated by reference to Exhibit 3.(ii) of the Report on Form 10-K for the year ended December 31, 1997)

4.C Shareholder Rights Plan between the Company and Manufacturers Hanover Trust Company, as Rights Agent, adopted by the Company's Board of Directors on October 25, 1989 (incorporated by reference to Exhibit 4.A of the Company's Annual Report on Form 10-K for the year ended December 31, 1994)

4.D Amendment Rights Agreement between the Company and Chemical Bank, as Rights Agent for the Shareholder Rights Plan, dated September 4, 1992 (incorporated by reference to Exhibit 4.B of the Company's Annual Report on Form 10-K for the year ended December 31, 1997)

4.E Instruments defining the rights of holders of long-term debt, including indentures. Upon request of the Securities and Exchange Commission, the Company hereby undertakes to furnish copies of the instruments with respect to its long-term debt, none of which have been registered or authorize securities in a total amount that exceeds 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis.

5 Opinion and Consent of David F. Henschel, Associate General Legal Counsel of the Company, as to the legality of the securities being registered

23.A Consent of Independent Public Accountants

23.B Consent of David F. Henschel (included in his opinion filed as Exhibit 5)

24   Power of Attorney is included on page 9 of this Registration Statement

99   AMP Incorporated Employee Share Purchase Plan

Item 9. Undertakings.

The Company hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that subsections (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration

     Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on the 22nd day of April, 1998.

                                AMP Incorporated

                              By: /s/ J. E. Marley
                          -----------------------------
                                  J. E. Marley
                                    Chairman

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Marley and David F. Henschel, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of the undersigned to any and all pre-effective and post-effective amendments to the Registration Statement on Form S-8 filed herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of Common Stock, no par value, of AMP Incorporated that are issuable under the AMP Incorporated Employee Share Purchase Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the foregoing, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, shall or may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                        Title                      Date

  /s/   J. E. Marley                Chairman, and a            April 22, 1998
------------------------------      Director
      J. E. Marley

  /s/   W. J. Hudson, Jr.           Chief Executive Officer    April 22, 1998
------------------------------      and President, and a
      W. J. Hudson, Jr.             Director (Principal
                                    Executive Officer)

  /s/   W. S. Urkiel                Vice President and         April 22, 1998
------------------------------      Chief Financial Officer
      W. S. Urkiel                  (Principal Financial
                                    Officer)

   /s/   Mark E. Lang               Controller                 April 22, 1998
 ------------------------------
      M. E. Lang

   /s/   Ralph D. DeNunzio          Director                   April 22, 1998
-------------------------------
      Ralph D. DeNunzio

   /s/   B. H. Franklin             Director                   April 22, 1998
-------------------------------
      B. H. Franklin

   /s/   Joseph M. Hixon            Director                   April 22, 1998
-------------------------------
      J. M. Hixon III

   /s/   J. M. Magliochetti         Director                   April 22, 1998
-------------------------------
      J. M. Magliochetti

   /s/   H. A. McInnes              Director                   April 22, 1998
-------------------------------
      H. A. McInnes

   /s/   J. J. Meyer                Director                   April 22, 1998
-------------------------------
      J. J. Meyer

   /s/   John C. Morley             Director                   April 22, 1998
-------------------------------
      John C. Morley

    /s/ P. G. Schloemer             Director                   April 22, 1998
-------------------------------
      P. G. Schloemer

                                    Director                   April 22, 1998
-------------------------------
      T. Shiina

                                  EXHIBIT INDEX

Exhibit
Number                    Description

4.A Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.(i).B of the Report on Form 8-K filed on January 31,
     1995)

4.B Bylaws of the Company as amended and restated January 28, 1998 (incorporated by reference to Exhibit 3.(ii) of the Report on Form 10-K for the year ended December 31, 1997)

4.C Shareholder Rights Plan between the Company and Manufacturers Hanover Trust Company, as Rights Agent, adopted by the Company's Board of Directors on October 25, 1989 (incorporated by reference to Exhibit 4.A of the Company's Annual Report on Form 10-K for the year ended December 31, 1994)

4.D Amendment Rights Agreement between the Company and Chemical Bank, as Rights Agent for the Shareholder Rights Plan, dated September 4, 1992 (incorporated by reference to Exhibit 4.B of the Company's Annual Report on Form 10-K for the year ended December 31, 1997)

4.E Instruments defining the rights of holders of long-term debt, including indentures. Upon request of the Securities and Exchange Commission, the Company hereby undertakes to furnish copies of the instruments with respect to its long-term debt, none of which have been registered or authorize securities in a total amount that exceeds 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis.

5 Opinion and Consent of David F. Henschel, Associate General Legal Counsel of the Company, as to the legality of the securities being registered

23.A Consent of Independent Public Accountants

23.B Consent of David F. Henschel (included in his opinion filed as Exhibit 5)

24   Power of Attorney is included on page 9 of this Registration Statement

99   AMP Incorporated Employee Share Purchase Plan